Exhibit 99.1

View, Inc. Receives Expected Notification of Deficiency from Nasdaq

Related to Delayed Filing of Quarterly Report on Form 10-Q

MILPITAS, Calif., Nov. 19, 2021 (GLOBE NEWSWIRE) – View, Inc. (Nasdaq: VIEW) (“View” or the “Company”) received on November 16, 2021, a standard notice from Nasdaq (the “Notice”) indicating that, as a result of not having timely filed its Quarterly Report on Form 10-Q for the period ended September 30, 2021, and because the Company has not yet filed its Form 10-Q for the period ended June 30, 2021 (the “Second Quarter Form 10-Q”), the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1), which requires timely filing of all required periodic financial reports with the Securities and Exchange Commission (the “SEC”).

The Nasdaq notice has no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Global Market. The Notice provides that the Company must submit an update to its original plan to regain compliance with Nasdaq Listing Rule 5250(c)(1). If the plan is accepted by Nasdaq, then Nasdaq can grant the Company up to 180 calendar days from the due date of the Second Quarter Form 10-Q to regain compliance.

About View

View is the leader in smart building technologies that transform buildings to improve human health and experience, reduce energy consumption and carbon emissions, and generate additional revenue for building owners. View Smart Windows use artificial intelligence to automatically adjust in response to the sun, increasing access to natural light and unobstructed views while eliminating the need for blinds and minimizing heat and glare. Every View installation includes a cloud-connected smart building platform that can be extended to reimagine the occupant experience. View is installed and designed in over 90 million square feet of buildings including offices, hospitals, airports, educational facilities, hotels and multi-family residences. For more information, please visit: www.view.com.

Forward-Looking Statements

Certain statements contained in this press release and certain materials View files with the SEC, as well as information included in oral statements or other written statements made or to be made by View, other than statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on current expectations, estimates, assumptions, projections, and management’s beliefs, that are subject to change. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond View’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. View’s business is subject to a number of risks which are described more fully in View’s definitive proxy statement filed with the SEC on February 16, 2021, which is incorporated by reference into its Current Report on Form 8-K filed with the SEC on March 12, 2021. View undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Contacts:

For Investors:

Samuel Meehan

View, Inc.

IR@View.com

(408) 493-1358

For Media:

Tom Nolan

Great Ink Communications

tom@greatink.com

(908) 392-0333

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